AvStar Aviation Group, Inc. Announces Revenue Increases; Addition to Air Fleet; and Update of DOT Commuter Authority Status

HOUSTON, May 5, 2011 /PRNewswire/ -- AvStar Aviation Group, Inc. (AvStar) (OTCQB: AAVG) today announced that it's wholly owned subsidiary, Twin Air Calypso Limited, Inc., continues to realize increases in revenues for 2011. Building upon revenue increases of more than 25% for the first quarter of 2011, April revenues increased by more than 35% compared to the same period in 2010. The additional revenue generated by the company results from increased capacity and a more favorable economic environment. The company has returned an aircraft to service via its refurbishment program, increasing the fleet to three aircraft. The refurbishment program continues and another aircraft is expected to be in service by early June, further increasing capacity and revenue. Marketing strategies are currently underway to obtain additional business for the summer and fall periods and will allow the company to increase revenues over the corresponding 2010 periods.

The Twin Air Calypso Limited management team is completing the DOT Commuter Authority package and expects to file it with the DOT after the upcoming 10Q is published. The approval process is expected to be completed prior to the 2011-2012 winter season and will further increase capacity and marketing opportunities.

"The additional authority afforded by the commuter status will give us the ability to further expand our marketing strategies, increase route frequency and pursue new destinations. With the cost reductions from our new facility and the implementation of internal controls, our air carrier operations for the first quarter of 2011 have shown a profit. Only minor increases in operating expenses will be needed as future revenues climb, resulting in significantly higher profitability. With additional capacity, authority, stable costs, and aggressive marketing our prospects for increased profits improve by a wide margin", said Clayton Gamber, CEO of AvStar Aviation Group, Inc.

Forward-Looking Statements: Certain statements contained in this release issued by AvStar Aviation Group, Inc. (the "Company") that are not historical facts are "forward-looking" statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief, or current expectations, estimates, or projections of the Company, its directors, or its officers about the Company and the industry in which it operates and are based on assumptions made by management. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When issued in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.

Contact:
Clayton I. Gamber Jr.
President/CEO
Phone: 713-965-7582
http://www.avstarinc.com
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